AMENDMENT NO. 2 TO

             1988 DEFERRED COMPENSATION PLAN OF

             AMERICAN PRESIDENT COMPANIES, LTD.


     Section 8 of the 1988 Deferred Compensation Plan of
American President Companies, Ltd., as adopted on November
29, 1988, is amended effective as of April 1, 1996, by adding at the end thereof the following new subsection:

          (c)  Upon application of an Executive, the
     Committee may determine in its sole discretion that payments from one or more of the Executive's Deferral Accounts shall be made at an earlier date than the time or times specified on the Executive's Election Forms (even in the absence of a Total and Permanent Disability or Financial Hardship). All distributions under this Subsection (c) shall be reduced by a penalty equal to six percent of the amount otherwise distributable, which penalty shall be forfeited to the Company. An Executive who has received a distribution under this Subsection (c) thereafter shall not make additional deferrals under the Plan.

     To record the amendment of the Plan, the Company has caused its duly authorized officer to affix the corporate name hereto.

                    AMERICAN PRESIDENT COMPANIES, LTD.


                    By   /s/  Timothy J. Windle

                    Title          Assistant Secretary